Section 2 - Endorsement
Endorsement--Business Accounting Benefit

The contract is amended as follows:

1. The Schedule of Policy Loads and Expense Charges provision of the Policy Specifications section is amended to add the following charges:

                                                                Charge per $1,000                         Policy
                                                                of Specified Amount                        Year
      Maximum monthly additional expense charge                          $0.03                             1 -11
                                                                          0.00                         12 and later

                                                                Charge per $1,000                       Policy Year
                                                                of increase in Specified Amount       after increase
      Maximum monthly additional expense charge                          $0.03                             1 -11
                                                                          0.00                         12 and later

2. The Surrender Charge provision of the Surrender of Policy section is replaced with the following:

    Surrender Charge -- The surrender charge for the initial Specified Amount is equal to zero. The surrender charge for each increase in the Specified Amount is equal to zero.

3. This endorsement will terminate upon the Monthly Anniversary that coincides with or next follows the (I) receipt at the Home Office of a written request by the Owner to terminate this agreement and (ii) return of this policy for appropriate endorsement.

4. The terms of this endorsement shall override any inconsistent or conflicting provisions in the contract. The Effective Date of this endorsement is the Contract Date.


Philadelphia, Pennsylvania                The Penn Mutual Life Insurance Company

                                          /s/ Robert E. Chappell
                                          -------------------------
                                          Chairman and
                                          Chief Executive Officer




(Included at Issue)

Endorsement No. 1707-01